SUB-ITEM 77Q1
                               MFS Series Trust XI

An Amendment, dated April 1, 2005, to the Amended and Restated Declaration of Trust, dated December 16, 2004, is contained in Post-Effective Amendment No. 23 to the Registration Statement for MFS Series Trust XI (File Nos. 33-68310 and 811-7992), as filed with the Securities and Exchange Commission via EDGAR on March 31, 2005 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.

Appendix A, dated June 28, 2005, to the Master Amended and Restated By-Laws for MFS Series Trust XI, dated January 1, 2002 as revised June 23, 2004, is contained in the Post-Effective Amendment No. 57 to the Registration Statement for MFS Series Trust X (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on September 28, 2005, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.